SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2013

Palomar Medical Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11177	04-3128178
(State or other jurisdic-tion of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15 Network Drive, Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code (781) 993-2300

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2013, the Board of Directors of Palomar Medical Technologies, Inc. (the “Company”) adopted a 2013 Incentive Compensation Program – Executive Officer Level (the “Program”) for fiscal year 2013.  Under the Program, if the Company meets a specified target of Earnings before Interest, Taxes, Depreciation, Amortization, and FAS123R Non-Cash Equity Compensation Expense (“Target Adjusted EBITDA”), the Company’s Chief Executive Officer would be eligible to receive a cash bonus of up to 78% of his annual base salary (“CEO Target Bonus”). In addition, the Chief Executive Officer would be eligible to receive an additional cash bonus of up to 7% of the amount by which the Company exceeds the Target Adjusted EBITDA.  Under the Program, if the Company meets the Target Adjusted EBITDA, the Chief Financial Officer would be eligible to receive a cash bonus of up to 50% of his annual base salary (“CFO Target Bonus”). In addition, the Chief Financial Officer would be eligible to receive an additional cash bonus of up to 2.8% of the amount by which the Company exceeds the Target Adjusted EBITDA.

The total cash bonus for the Chief Executive Officer shall be no more than 200% of the CEO Target Bonus and the total cash bonus for the Chief Financial Officer shall be no more than 200% of the CFO Target Bonus.  The actual amount of eligible cash bonus is subject to a determination by the Compensation Committee as to the officer’s individual performance and contribution toward achieving the Target Adjusted EBITDA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALOMAR MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Joseph P. Caruso

President, Chief Executive Officer, and Chairman of the Board of Directors

Date: February 8, 2013